Exhibit 99.1

Contact:

Kevin Trosian

Vice President, Finance & Investor Relations

(805) 383-5888

Kevin.Trosian@Power-One.com

POWER-ONE POSTS SOLID FOURTH QUARTER 2009 RESULTS

•                  Revenue increases to $142 million, up 42% sequentially

•                  Net income of $5.4 million and diluted EPS of $0.05

•                  Growth in renewable energy and power products, coupled with efficiencies and expense controls, drives operating cash flow to $28.1 million

Camarillo, CA, February 4, 2010 — Power-One, Inc. (NASDAQ: PWER), a leading provider of renewable energy and energy-efficient power conversion and power management solutions, today announced financial results for the fourth quarter 2009. The Company’s ongoing strategic initiatives, including growth strategies and a continued focus on efficiencies and expense controls, helped deliver expanded gross and operating margins, as well as positive operating cash flow and net income.

Power-One recorded net sales of $142 million for the fourth quarter ended January 3, 2010, an increase of 9% from the fourth quarter 2008.  Net income attributable to common shareholders for the fourth quarter was $5.4 million, or $0.05 per diluted share, compared to a profit of $1.7 million, or $0.02 per diluted share for the same period last year.

Both renewable energy and power products recorded strong sequential revenue gains in the fourth quarter 2009, with a positive outlook for 2010. Renewable energy products posted another solid quarter, and the continued momentum from inverter products resulted in a record $68 million in revenue for the fourth quarter 2009. This yielded a year-over-year increase of 279% from $18 million in the fourth quarter 2008 and a 119% sequential sales increase from $31 million in the third quarter 2009. Renewable energy generated 48% of total revenue in the quarter, versus 14% in the fourth quarter of 2008. Power-One’s power products generated revenue of $74 million in the fourth quarter 2009, with these products showing continued signs of stabilization and modest demand increases.

Gross margin continued to expand for the third consecutive quarter, improving to 28.9% in the fourth quarter of 2009, compared with 22.0% for the same period last year. As part of Power-One’s strategic initiatives, a favorable product mix, better factory utilization and cost improvements all contributed to the expansion. Gross margin was negatively affected by $1.7 million in charges related to the closure of the Dominican Republic facility. Operating income for the fourth quarter 2009 was $13.2 million and was impacted by $4.1 million in total charges related to the closure of the Dominican Republic facility, slated to be completed by the first half of 2010.

Total 90-day backlog showed extraordinary growth, as Power-One posted $121 million in 90-day backlog. The renewable energy products 90-day backlog was $59 million, while the power products backlog grew to $62 million.  This compares to backlog of $69 million in the fourth quarter of 2008, with renewable energy backlog of $6 million and power backlog of $63 million.  The fourth quarter book-to-bill ratio was 1.88 compared to 0.80 in the fourth quarter of 2008. The book-to-bill ratio at the end of the fourth quarter for the renewable energy products was 2.22 and was 1.56 for the power products.

The cash balance at the end of the fourth quarter was $90 million, up from $76 million at the end of the third quarter of 2009. During 2009, cash flow from operations was $55 million, versus a use of $22 million in 2008. Due to better working capital management, inventory decreased 28% to $73 million versus $102 million at the end of the fourth quarter of 2008, while DSO dropped 23 days, ending the fourth quarter at 77 days versus 100 days in the fourth quarter of 2008.

 “We are pleased with the progress we have made with our restructuring in power conversion and the rapid growth and outlook for our inverter sales,” commented Richard Thompson, Chief Executive Officer. “We have focused on improving our cost structure and strengthening power product sales and licensing, including our recent agreement with Ericsson. Further, we are investing in growth opportunities and new product initiatives, such as the launch of our 2.5 megawatt liquid-cooled wind inverter.”

“With the increasing demand for our renewable energy and power products, we look forward to a strong year in 2010. The successful implementation of cost controls and a focus on expanding our markets enabled us to generate greater cash flow on improving margins,” continued Mr. Thompson. “In the coming year, we will capitalize on cash flow generation and value to our shareholders through better manufacturing efficiencies, new product introductions and growth initiatives.”

Business Outlook

Consistent with prior quarters, the Company is not providing financial guidance.

Earnings Conference Call

Power-One will discuss its 2009 fourth quarter results today beginning at 2:00 p.m. Pacific Time.  The call will be available over the Internet through the Company’s investor relations Web site at investor.power-one.com.   To listen to the call, please go to the Web site at least 10 minutes early to register, download, and install any necessary audio software.  For those who cannot listen to the live broadcast, the webcast will be available on the investor relations section of the Company’s Web site at investor.power-one.com throughout the current quarter.

About Power-One

Power-One designs and manufactures energy-efficient power conversion and power management solutions for alternative/renewable energy, routers, data storage and servers, wireless communications, optical networking, semiconductor test equipment, industrial markets and custom applications. Power-One, with headquarters in Camarillo, California, has global sales offices, manufacturing, and R&D operations in Asia, Europe, and the Americas. Power-One is a public company listed on NASDAQ under the ticker symbol PWER.  For more information about the Company, please visit www.Power-One.com.

Safe Harbor Statement

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and may include statements regarding anticipated future productivity. It is important to note that future performance and actual results could differ materially from those discussed in or underlying such forward-looking statements as a result of risks and uncertainties that cannot be predicted or quantified and that are beyond the Company’s control. Important factors that could cause actual results to differ materially include, but are not limited to: economic conditions in general and business conditions in the power supplies and renewable energy markets; foreign exchange rates; the Company’s ability to improve its operational and supply chain efficiencies; competitive factors such as pricing and technology; the timing and results achieved in completing product manufacturing transitions to Company facilities in China or other low-cost locations;  the threat of a prolonged economic slowdown or a lengthy or severe recession; continued volatility of the financial markets, including fluctuations in interest rates and trading prices of the Company’s equity securities; the results of pending legal proceedings; the Company’s ability to secure market share in higher margin, high-growth markets; the market growth of product sectors targeted by the Company as sectors of focus; and the Company’s ability to increase working capital.  Additional information concerning factors that could cause actual results to differ materially from expectations expressed in this press release are described  in the Company’s reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 from time to time, which  are also available through the Company’s Website at www.power-one.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at www.sec.gov. Power-One undertakes no obligation to publicly update or revise any forward-looking statement.

POWER-ONE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	January 3,	December 28,	January 3,	December 28,
	2010	2008	2010	2008

NET SALES	$142,434	$130,372	$431,572	$537,459
COST OF GOODS SOLD	101,336	101,631	335,279	426,882
GROSS PROFIT	41,098	28,741	96,293	110,577

GENERAL AND ADMINISTRATIVE
Selling, general and administrative	16,702	17,806	57,662	75,057
Engineering and quality assurance	8,408	10,517	30,314	45,498
Amortization of intangibles	394	482	1,553	2,408
Restructuring costs	2,367	—	8,035	—
Goodwill impairment	—	—	56,999	—
Total expenses	27,871	28,805	154,563	122,963

INCOME (LOSS) FROM OPERATIONS	13,227	(64)	(58,270)	(12,386)

INTEREST AND OTHER INCOME (EXPENSE):
Interest income	19	105	240	685
Interest expense	(2,231)	(2,452)	(8,744)	(10,018)
Other income (expense), net	823	3,813	9,807	1,337
Total interest and other income (expense)	(1,389)	1,466	1,303	(7,996)

INCOME (LOSS) BEFORE INCOME TAXES	11,838	1,402	(56,967)	(20,382)

PROVISION (BENEFIT) FOR INCOME TAXES	5,762	98	6,866	(184)
EQUITY IN EARNINGS FROM JOINT VENTURE	189	404	568	2,657
NET INCOME (LOSS)	$6,265	$1,708	$(63,265)	$(17,541)

PREFERRED STOCK DIVIDEND AND ACCRETION	848	—	2,198	—

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$5,417	$1,708	$(65,463)	$(17,541)

BASIC INCOME (LOSS) PER SHARE	$0.06	$0.02	$(0.74)	$(0.20)
DILUTED INCOME (LOSS) PER SHARE	$0.05	$0.02	$(0.74)	$(0.20)

BASIC WEIGHTED AVERAGE SHARES OUTSTANDING	88,201	87,792	88,054	87,627
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	158,260	87,793	88,054	87,627

POWER-ONE, INC.

CONSOLIDATED BALANCE SHEET

(In thousands)

(UNAUDITED)

	January 3,	December 28,
	2010	2008

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$89,553	$28,414
Accounts receivable:
Trade (net of allowance)	119,783	143,093
Other	2,763	2,698
Inventories	73,173	101,608
Prepaid expenses and other current assets	10,612	11,037

Total current assets	295,884	286,850

PROPERTY AND EQUIPMENT, net	48,906	55,381
INTANGIBLE ASSETS, net	18,602	79,311
OTHER ASSETS	7,943	7,417

TOTAL ASSETS	$371,335	$428,959

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Bank credit facilities and notes payable	$504	$26,949
Accounts payable	89,074	100,658
Restructuring reserve	6,866	3,651
Long-term debt, current portion	1,269	472
Other accrued expenses and current liabilities	38,080	26,544

Total current liabilities	135,793	158,274

LONG-TERM DEBT, less current portion	78,146	70,425
OTHER LONG-TERM LIABILITIES	16,281	16,041

REDEEMABLE CONVERTIBLE PREFERRED STOCK	18,533	—

STOCKHOLDERS’ EQUITY:
Common stock	88	88
Additional paid-in capital	620,261	618,255
Accumulated other comprehensive income	39,267	39,645
Accumulated deficit	(537,034)	(473,769)

Total stockholders’ equity	122,582	184,219

TOTAL LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ EQUITY	$371,335	$428,959

POWER-ONE, INC.

FINANCIAL HIGHLIGHTS

(In thousands, except per share data)

(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	January 3,	December 28,	January 3,	December 28,
	2010	2008	2010	2008

Orders	$267,139	$104,649	$567,169	$530,451

Sales	$142,434	$130,372	$431,572	$537,459

Operating Income (Loss)	$13,227	$(64)	$(58,270)	$(12,386)

Net Income (Loss) Attributable to Common Stockholders	$5,417	$1,708	$(65,463)	$(17,541)

Basic Income (Loss) Per Share	$0.06	$0.02	$(0.74)	$(0.20)
Diluted Income (Loss) Per Share	$0.05	$0.02	$(0.74)	$(0.20)

Basic Weighted Average Shares Outstanding	88,201	87,792	88,054	87,627
Diluted Weighted Average Shares Outstanding	158,260	87,793	88,054	87,627